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                                                               EXHIBIT 1.A(1)(d)


                                 AMENDMENT NO. 3
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                            A I M DISTRIBUTORS, INC.

         The Custodian Agreement (the "Agreement"), dated June 1, 1983, as amended effective March 1, 1999, and June 30, 2000, by and between A I M DISTRIBUTORS, INC., a Delaware corporation with its principal office at Eleven Greenway Plaza, Suite 1919, Houston, Texas and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having an office at 225 Franklin Street, Boston, Massachusetts 02110, is hereby amended as follows:

         1. The first WHEREAS paragraph on page one of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "WHEREAS, the Sponsor is engaged in the business of selling shares of mutual funds and similar securities and presently wishes to obtain the services of the Custodian in connection with the administration of a plan for the accumulation of shares of AIM Summit Fund (the "Fund") which the Sponsor sells and distributes for the benefit of Planholders (as defined herein) of AIM Summit Investors Plans I (the "Plan");"

         2. Section I.A.1. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "1. Nature of the Plan. The Sponsor intends to offer the Plan for the accumulation of shares of the Fund, or any other shares substituted therefor, under the terms of the Plan (all such shares being hereinafter called the "Fund Shares" and the issuer of such shares being hereinafter called the "Fund," unless the context indicates otherwise). Beneficial owners of Fund Shares under the Plan, regardless of whether such beneficial ownership is evidenced by Plan Certificates, are hereinafter called "Planholders"."

         3. Section II.A.7. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "7. Change in Denomination. The Custodian and the Sponsor agree that a Planholder may change an existing Plan by providing the Custodian with a completed Plan application for a new face amount. An increase in a Plan amount shall not create new cancellation and refund rights that are created when a new Plan is issued. If a Planholder increases the face amount of a Plan, the amount paid prior to July 24, 2000 will be divided by the amount of the new face plan monthly scheduled payment. The calculation will result in a number of scheduled payments assumed to have been made prior to July 24, 2000 under the increased face plan amount. A creation and sales load will be applied to these assumed payments and a credit will be given for the creation and sales load actually paid prior to the face plan change. Any balance due will be deducted from the Planholder's account. If the number of assumed scheduled payments is less than 12, a creation and sales load will be assessed on future payments so that a creation and sales load is paid on 12



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                           scheduled payments. If the number of scheduled
                           payments resulting from the calculation is greater than 12, no creation and sales load will be assessed on payments made after July 24, 2000.

                           A Planholder may decrease the amount of his Plan up to a maximum of 50% of the face amount of his Plan, provided that such request is made prior to the date of the Planholder's sixth payment. A Planholder may increase the amount of his Plan at any time. For a period of twelve (12) months following a face change increase, the Planholder may decrease the increased Plan to a smaller plan size, but not smaller than the original Plan prior to the increase."

         4. Section III.A.4. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "4. Creation and Sales Charges and 12b-1 Payments. The Sponsor receives a Creation and Sales Charge to compensate it for its services and costs in creating the Plans and arranging for their administration and for making the Fund Shares available to Planholders at net asset value. This charge is deducted from each payment by a Planholder and the balance is remitted by the Custodian to the Sponsor (the dealer reallowance portion of such charge is remitted by the Custodian to dealers of record applicable to such purchase). Rule 12b-1 payments are paid by the Fund to the Sponsor who in turn will remit to the Custodian, as its agent, amounts due to dealers of record. The Custodian will keep records necessary to, and as received by it will pay such amounts to, the appropriate dealer of record."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Date: July 24, 2000
      -------------------------



                                             A I M DISTRIBUTORS, INC.



Attest: /s/ P. MICHELLE GRACE                By: /s/ MICHAEL J. CEMO
        ----------------------------             -------------------------------
            Assistant Secretary                             President

(SEAL)

                                             STATE STREET BANK AND TRUST
                                             COMPANY



Attest: /s/ [ILLEGIBLE]                      By: /s/ RONALD E. LOGUE
        ----------------------------             -------------------------------


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